Exhibit 3.5

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

NUBURU, INC.

Nuburu, Inc. (the "Coporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies as follows:

DOES HEREBY CERTIFY:

1.
Pursuant to Section 242 of the General Corporation Law, this Certificate of Amendment to Amended and Restated Certificate of Incorporation (this "Amendment") amends the provisions of the Amended and Restated Certificate of lncorporation of the Corporation (as amended, the "Certificate") as set forth herein.
2.
This Amendment was approved and duly adopted in accordance with Sections 242 of the General Corporation Law and has been duly approved by the stockholders of the Corporation in accordance with Section 216 of the General Corporation Law.
3.
The Certificate is hereby amended by deleting the first paragraph of Section 1 of Article IV and replacing it in its entirety to read as follows:

Section 1. This Company is authorized to issue two classes of stock, to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of stock that the Company shall have authority to issue is 950,000,000 shares, of which 900,000,000 shares are Common Stock, $0.0001 par value per share, and 50,000,000 shares are Preferred Stock, $0.0001 par value per share.

4.
That the foregoing amendment to the Certificate shall be effective on July 22, 2025 at 4:01 p.m. Eastern Time.

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[SIGNATURE PAGE FOLLOWS]

State of Delaware Secretary of State Division of Corporations Delivered 12:47PM 07/22/2025 FILED 12:47PM 07/22/2025 SR 20253432001 - FileNumber 7992745

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation as of July 22, 2025.

By:	/s/ Alessandro Zamboni
Name:	Alessandro Zamboni
Title:	Executive Chairman